                                                                     Exhibit 3.4

                            ARTICLES OF INCORPORATION

                                       OF

                      LIBERMAN TELEVISION OF HOUSTON, INC.

                                      Name

         One: The name of the corporation is Liberman Television of Houston, Inc.

                                     Purpose

         Two: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                Agent for Service

         Three: The name and address of the corporation's initial agent for service of process are:

                                 Lenard Liberman
                            5724 Hollywood Boulevard
                           Hollywood, California 90028

                                Authorized Shares

         Four: The total number of shares of all classes of stock which the corporation shall have the authority to issue is one thousand (1,000) shares of Common Stock, par value $.01 per share.

                      Limitation on Liability of Directors
                      and Authority to Indemnify Agents

         Five: The liability of directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

         The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the corporation and its shareholders through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in
Section 204 of the California Corporations Code.

         The undersigned declares that the undersigned has executed these Articles of Incorporation and that this instrument is the act and deed of the undersigned.

DATED:  October 16, 2000


                                                  /s/ Regina Braman
                                               -----------------------
                                               Regina Braman

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